ENER1 REPORTS RECEIPT OF NASDAQ NOTIFICATION LETTER

NEW YORK (August 19, 2011) – Ener1, Inc. (NASDAQ: HEV) (the “Company”), today reported that it has received a letter from The NASDAQ Stock Market (“NASDAQ”) stating that it is not in compliance with Listing Rule 5250(c)(1) because the Company did not timely file its Quarterly Report on Form 10-Q for the period ended June 30, 2011.  The NASDAQ letter was issued in accordance with standard NASDAQ procedures due to the delayed filing, which the Company previously disclosed on Form 12b-25 filed with the Securities and Exchange Commission on August 9, 2011.

The Company intends to file its Form 10-Q for the quarter ended June 30, 2011 with the Securities and Exchange Commission to regain compliance with NASDAQ Listing Rule 5250(c)(1).  In addition to filing the Form 10-Q, the Company intends to submit a plan to regain compliance to NASDAQ no later than October 17, 2011.  No assurance can be given that NASDAQ will accept the company’s compliance plan or grant an exception for the full 180-day period contemplated by the NASDAQ Listing Rules.  Under the NASDAQ rules, the Company’s common stock will continue to be listed on NASDAQ until October 17, 2011, and for any exception period that may be granted to the Company by NASDAQ.  However, until the company regains compliance, quotation information for the Company’s common stock will include an indicator of the Company’s non-compliance and the Company will be included in a list of non-compliant companies on the NASDAQ website.

About Ener1, Inc.

Ener1, Inc. is a publicly traded (NASDAQ:HEV) energy storage technology company that develops compact, lithium-ion-powered battery solutions for the utility grid, transportation and industrial electronics markets.  Headquartered in New York City, the company has nearly 700 employees with manufacturing locations in the United States and Korea.  Ener1 also develops commercial fuel cell products and nanotechnology-based materials.  For more information, visit Ener1's web site at www.ener1.com.

Safe Harbor Statement

Certain statements made in this press release constitute forward-looking statements that are based on management's expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "plans," "believes," "scheduled," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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MEDIA & INVESTOR RELATIONS CONTACT:
Brian Sinderson
212.920.3500 X117
brian.sinderson@ener1.com